Exhibit 6
Form SB-2
e Nutrition, Inc.

                        e Nutrition, Inc.


                       Marketing Agreement

     THIS AGREEMENT is made and entered into this sixth day of June 2000, by and between, e Nutrition Inc., a Nevada corporation with its principal place of business at Mapleton, Utah, hereinafter referred to as "Company," and Howard J. Ruff, of Springville, Utah, hereinafter referred to as "Marketer".

     WHEREAS, THE marketer has expended time, effort, and money to develop and obtain knowledge in the field of producing, merchandising, distributing and promoting the sale of nutritional supplements and has established successfully a reputation, demand, and goodwill for such products under the trade name HI-Q, which signifies the highest standards of management, supervision, merchandising, and quality of products; and

     WHEREAS, the Company desires to manufacture and sell the products familiar to the Marketer under the name HI-Q as hereinafter provided.

     IT IS THEREFORE AGREED between the parties as follows:

  1. Consultant. The Marketer shall consult and oversee the marketing of nutritional products known by the trade name HI-Q.

  2. Term of agreement. The term of this agreement shall commence from the date of this document and shall continue for one year.

  3. Funds to be paid. The Company shall pay to the Marketer Two Dollar ($2.00) for each bottle of HI-Q sold by the efforts of Marketer on weekly basis. This excludes bottles used for promotional efforts.

  4. Exclusivity. The Marketer shall not market HI-Q or similar products for any entity other than e Nutrition, Inc. for the length of this agreement.

  5. Marketing control. Company shall have the right to approve or reject Marketers efforts to market the product.

  6. Marketing Consultant. Marketer shall be an independent contractor or consultant. No employment arrangement is made by this contract.

  7. Confidentiality. The Company acknowledges the confidential nature of the Marketers' information and procedures which shall be made available to it and will not disclose to any person or entity this information or procedures.

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  8.   Reporting Requirements.  The Company shall submit to the
       Marketer, such financial or sales information as required by the Marketer. The Marketer shall not release such information without the prior written approval from the Company.

  9.   Termination.

       a.   In the event of any failure by the Company to pay
  any amounts owed to the            Marketer, the Agreement may
  be terminated by Marketer.

     b.   In the event of failure by the Marketer to act as the
marketing consultant to            the Company, the Agreement may
be terminated by the Company.

  10. Complete agreement. This agreement contains the entire agreement of the parties, and no representations, inducements, promises, or agreements, oral or otherwise, between the parties not embodied herein shall be of any force or effect.

  11. Governing law. This agreement, and all transactions contemplated hereby, shall be governed by, construed and enforced in accordance with the laws of the State of Utah.

  /s/ Howard Ruff

  /s/ Steve White
  e Nutrition, Inc.

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